Exhibit 10.t

Cash Bonus Plan

For Executive Officers of The L. S. Starrett Company

Adopted by the Board of Directors on October 17, 2012

The Cash Bonus Plan bases awards on achievement of financial goals, which are reviewed and recommended by the Compensation Committee and are approved by the Board of Directors. The goals are established based upon a fully vetted budget process for all divisions and includes specific goals for consolidated sales, operating profit and cash flow. Realization of a 4% minimum income before tax must be achieved before any cash bonuses for the named executive officers are awarded. This 4% minimum threshold is identical to the previous cash bonus plan.

Once the 4% minimum income before tax is achieved, the participant earns a percentage of salary based upon the percentage level of achievement against the three financial goals of sales, operating profit and cash flow. Each participant’s financial goals are weighted on a percentage basis to reflect their specific responsibilities.

The percentage weighting for each financial goal is applied to a scale to calculate the percentage of salary earned. The scale begins at achievement of 90% of a goal is equal to 15% of salary. The percentage of salary increases 1% for 1% increase in achievement of the goal up to 95%; 2% of salary for each 1% increase in achievement of goal up to 100%; and 3% increase in salary for each 1% increase in achievement of goal up to 110%. The fiscal 2013 plan is capped at 50% of salary.

The Cash Bonus Plan covers the four executive officers responsible for the Company’s worldwide results: Douglas A. Starrett, Stephen F. Walsh, Anthony M. Aspin and Francis J. O’Brien.